September 24, 1999


Enrique Salem
351 North Kenter Ave.
Los Angeles, CA 90049

Dear Enrique;

I am pleased to confirm our offer of employment to you effective upon your acceptance of this offer, for the position of Senior Vice President of Technology and Operations reporting to me. Your official hiredate is October 1, 1999.

Ask Jeeves offers employees a competitive and comprehensive compensation and benefits package. The following information outlines the terms and conditions of our job offer.

BASE SALARY

Your starting annual salary will be $175,000, paid on a semi-monthly basis, in accordance with the Company's normal payroll procedures.

BONUS

You will be eligible to receive a lump sum bonus of $50,000 which will become payable twelve months from your hire date. Details of the performance measurements associated with this bonus will be presented to your within the first 30 days of your employment and will be mutually agreed upon.

STOCK OPTIONS

Subject to approval by our Board of Directors, you will be granted 275,000 options to purchase stock in the Company. Your options will vest over a period of four years, with 25% of the shares vesting on the first anniversary of your employment, and the remaining shares vesting in 36 equal monthly installments thereafter, at the end of each month during which you remain an active regular employee of Ask Jeeves. In addition, Ask Jeeves will guarantee that after 18 months of employment, your package of stock options will have a value of $1.2 MILLION. Should the value of your options be below $1.2 million, Ask Jeeves will pay you the difference between the value of the options and $1.2 million in cash or Ask Jeeves' stock. You will be able to determine the choice. This differential will be placed in an escrow account and if at the end of 36 months your value in this stock options were $2 million or greater than the amount held in escrow, the funds would revert back to Ask Jeeves. If the stock options have a value less than $2 million, the escrow account will be released to you at that time.

SEVERANCE

Should Ask Jeeves terminate your employment within the first year due to change of control, you will be entitled to immediately vest 12/48th of your stock options or 6/48ths of the Options if termination is after 1 year from your hire date. You will also receive 6 months of your base salary as severance not to exceed $88,000.

RELOCATION AND HOME LOAN ASSISTANCE

Ask Jeeves will cover all related relocation expense up to a total amount of $115,000. This will cover expenses such as temporary housing, moving and any real estate expenses related to the purchase of a home in this area. In addition, we will provide you with a monthly temporary housing allowance of $5000 until you have moved into your permanent residence.

Ask Jeeves will issue you a secured loan of $1 million at current market rate. The provisions of the loan is outlined:

     1. Interest on loan for first 36 months will be accrued but not payable to Ask Jeeves during the first 36 months and will be added to the loan balance.

     2. You will begin paying interest on a current basis beginning on the 37th month.

     3. Entire loan balance and all outstanding interest will be payable at the end of 48 months.

     4. Should your employment with Ask Jeeves terminate prior to the 48 months, you will repay the entire loan and outstanding interest within 6 months of your termination date.

     5.   The loan is to be secured by a trust deed on your home.

OTHER EMPLOYMENT BENEFITS

Enclosed is a summary of our current employee benefits. Information on our Benefit plans will be provided to you upon acceptance of this offer.

AT-WILL EMPLOYMENT STATUS

It is the policy of Ask Jeeves that employment is "at-will." This means that if you accept this offer of employment from Ask Jeeves, Ask Jeeves may terminate your employment for any reason at any time, with or without notice, and with or without cause. Similarly, you are free to resign at any time, for any reason or for no reason. This offer is contingent upon your signing an Agreement of At-Will Employment Status.

TERMS AND CONDITIONS OF EMPLOYMENT

This letter, along with the Confidential Information and Invention Assignment Agreement between you and the Company, sets for the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you.

:Enclosures

I agree and accept the terms of this employment offer.

/s/ Enrique Salem                                 10/25/99
--------------------------------             -----------------
Enrique Salem                                    Start Date